EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@rbcls.com
www.rbclifesciences.com

Royal BodyCare Reports First Quarter Results

Irving, Texas (May 15, 2006) – Royal BodyCare, Inc. (ROBE OTC:BB) today reported a 16% increase in net sales to $4,809,000 in the first quarter of 2006 compared to net sales of $ 4,140,000 in the same period of last year. The company had anticipated a loss in earnings in the first quarter as a result of its initial expenses in opening a wholly owned subsidiary in Seoul, RBC Life Sciences Korea. The Company’s net loss in the first quarter of 2006 was $39,000, or $ 0.0 per share compared to a loss of $9,000 or $0.0 per share in the first quarter of 2005.

Clinton Howard, CEO said, “We were pleased to complete the opening of our Korean branch in March with a staff of nine employees. The new branch sells RBC products wholesale to our independent distributors throughout Korea, and provides sales tools, training facilities, and technical support.

“We modified the Company’s software systems to transmit Korean business data hourly to Company headquarters in Texas, to convert funds to local exchange rates at national borders, and to pay sales commissions each month to distributors in their local currency.”

To better describe the Company business, the Board of Directors has recommended that shareholders vote at the annual meeting, June 1, 2006, to change the name from Royal BodyCare, Inc. to RBC Life Sciences, Inc.

The Company is a leading manufacturer of nanoscale nutrients, specializing in highly potent antioxidants in Microhydrin® Plus ™, that not only scavenge oxidized compounds but also recharge exhausted antioxidants for greater defense against free radicals in the body. The Company develops and markets research-based dietary supplements that provide nutrients often missing in modern diets, sold through independent distributors in the U.S.A., Canada, South Korea, and through licensees in other countries.

MPM Medical, a wholly owned subsidiary of RBC, develops and markets a proprietary line of prescription and nonprescription wound management products sold through drug wholesalers and medical surgical supply dealers to nursing homes, clinics, cancer centers, and hospitals.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

Royal BodyCare, Inc.

Summary Results of Operations

	Quarters Ended March 31,
	2006	2005
Net sales	$4,809,000	$4,140,000

Loss before income taxes	$(39,000)	$(9,000)
Provision for income taxes	—	—

Net loss	$(39,000)	$(9,000)

Loss per share – basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	20,144,294	20,056,294

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